INTEGER HOLDINGS CORPORATION
CHANGE OF CONTROL AGREEMENT
This CHANGE OF CONTROL AGREEMENT is by and between Integer Holdings Corporation, a Delaware corporation (the "Company"/“Integer”), Lake Region Medical Limited (the "Employer") and ___________ (the “Executive”), and dated as of the ______ day of _____, _______.
The Board of Directors of Integer (the “Board’’) has determined that it is in the best interests of Integer and its stockholders to assure that the Company (as defined below) and the Employer (as defined below) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below). The Board believes it is imperative to (1) diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control; (2) encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and (3) to enable the Executive, without being influenced by the uncertainties of the Executive’s own situation, to assess and advise Integer whether proposals concerning any potential Change of Control are in the best interests of Integer and its stockholders and to take other action regarding these proposals as Integer might determine appropriate. Therefore, to accomplish these objectives, the Board has caused Integer to enter into this Agreement.
The Executive acknowledges and agrees that, notwithstanding the entry of this Agreement, she remains employed by the Employer on her Contract of Employment (as defined below), save that the Contract of Employment is hereby amended by the provisions of this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Certain Definitions.
(a)An “Affiliate” of, or a Person “Affiliated” with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
(b)“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
(c)“Cause” means (i) a material breach by the Executive of this Agreement, (ii) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company, (iii) the Executive’s continued and willful failure or refusal (other than due to Disability) to perform the Executive’s material duties to the Company, (iv) the Executive’s willful or gross misconduct, whether or not in connection with the Executive’s duties to the Company, that is likely to materially injure the reputation, business or a business relationship of the Company, (v) the commission of a felony that results in a conviction or nolo contendre plea in a court of law, or (vi) a material violation of the written policies of the Company. Other than in the case of an act described in clause (v), the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been a decision to that effect, following a disciplinary process, confirmed to the Executive by the Employer.
(d)“Change of Control Period” means the consecutive 24-month period following the consummation of a Change of Control.
(e)“Code” means the Internal Revenue Code of 1986, as amended.
(f)“Company” means Integer Holdings Corporation, a Delaware corporation.
(g)“Confidential Information” means oral or written knowledge and information not generally known whether presently existing or developed in the future, including trade secrets, about the Integer Companies’ methods, processes, technology, intellectual property, products and services, including but not limited to information relating to such matters as research and development, inventions, designs, formulas, configurations, engineering drawings, studies, plans, specifications or components pertaining to or used in connection with any and all computer software or hardware products, contemplated, under development or developed (in whole or in part) by any of the Integer Companies, manufacturing methods, patents, inventions, processes, techniques, composition of materials, applications for particular technologies, materials or designs, business relationships of any of the Integer Companies (including proposed relationships with suppliers, distributors, licensees and licensors), vendor names, customer lists, management systems, financial data, financial statements and sales and marketing plans. All information which the Executive acquires or becomes acquainted with during employment with any of the Integer Companies that relates to the Integer Companies or their businesses, whether developed by the Executive or by others, which the Executive has a reasonable basis to believe to be confidential information of the Integer Companies, or which is treated by the Integer Companies as being confidential, will be presumed to be Confidential Information. The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of a disclosure by the Executive or Executive’s agents or other representatives.
(h)"Contract of Employment" means the contract of employment between the Executive and Lake Region Medical Limited dated [_____].
(i)“Direct Competitor” means, with respect to each Restricted Product Category, a non-Integer Company Person (including the Executive or a Person owned in whole or in part by the Executive) that engages in a line of business that is the same as or similar to or which competes, in whole or in part, with such Restricted Product Category.
(j)“Disability” means the failure of the Executive to perform the Executive’s duties to the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent. Any question as to the date of or the existence, extent or potentiality of disability of

Change of Control Agreement

the Executive on which the Executive and Integer cannot agree shall be determined by a qualified independent physician jointly selected by the Executive and the Employer (or if the Executive is unable to make such a selection, it shall be made by an adult member of the Executive’s immediate family). The determination of such physician, made in writing to Integer and to the Executive, shall be final and conclusive.
(k)"Employer" means Lake Region Medical Limited.
(l)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.
(m)“Good Reason” means the occurrence of any of the following events or conditions without the Executive’s consent:
(i)a material diminution in the Executive’s annual base salary from that in effect immediately prior to the Change of Control;
(ii)a material reduction in the Executive’s annual or long-term incentive opportunity from that in effect immediately prior to the Change of Control;
(iii)a material diminution in the Executive’s authority, duties, or responsibilities from those in effect immediately prior to the Change of Control;
(iv)save as already provided for pursuant to the Contract of Employment, the relocation of the principal office at which the Executive performs services for the Employer or the Company by more than 35 miles from the location of such office immediately prior to the Change of Control, provided that such relocation results in a material increase in the Executive’s commuting time;
(v)the failure of the Company to obtain the agreement of any successor of THE Company to assume this Agreement in accordance with Section 15(c); or
(vi)any other action or inaction that constitutes a material breach by the Company or the Employer of this Agreement.
“Good Reason” shall not be deemed to exist unless: (A) the Executive has provided written notice to Integer of the existence of one or more of the conditions listed in (i) through (vi) above within 90 days after the initial existence of such condition or conditions; and (B) such condition or conditions have not been cured by Integer within 30 days after receipt of such notice.
(n)“Integer Companies” means Integer, its current Subsidiaries, its current Affiliates and any additional corporation, partnership, limited liability company, joint venture or other business entity which becomes a Subsidiary or Affiliate of Integer (for the avoidance of doubt, including the Employer).

Change of Control Agreement

(o)“Non-Compete Period” means the period of the Executive’s employment with the Employer and, in the event the Executive receives the payments and benefits provided for in Section 5(d), for 12 months after the Termination Date.
(p)“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof. Notwithstanding the foregoing, for purposes of Section 10, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Integer Companies.
(q)“Prohibited Activity” means performance of any duties that are (i) substantially similar to or the same as those performed by the Executive in connection with Executive’s employment with the Employer and her role within the Integer Companies; and (ii) either (A) directly or indirectly relating to or otherwise competitive with any Restricted Product Category products or lines of business, or (B) in any other capacity not limited by product category or line of business within the Integer Companies (e.g., performance of corporate functions); and (C) for or on behalf of either (1) any Direct Competitor, or (2) any other Person that offers, or plans to offer, products or services that are competitive with the products or services provided by, or under development by, any of the Integer Companies. Notwithstanding the foregoing, an activity shall not be a Prohibited Activity unless it is performed anywhere in the sales territory of the Integer Companies. The Executive acknowledges and agrees that the job duties performed by the Executive for the Integer Companies affect the Integer Companies throughout their sales territory. Prohibited Activity also includes activity that may require or inevitably require disclosure of the Integer Companies’ Confidential Information.
(r)“Restricted Product Category” means any or all of the following product categories or lines of business within the Integer Companies to which the Executive provides services or support, or had access to Confidential Information, during the Executive’s employment: (1) Cardiac Rhythm Management and Neuromodulation; (2) Cardio & Vascular; (3) Power Solutions; (4) Electrochem; or (5) any other product category or line of business that the Integer Companies become involved in during the period of the Executive’s employment with the Employer. For avoidance of doubt, if the Executive’s work is not limited by product category or line of business, e.g. performance of corporate functions, the Executive shall be deemed to have provided services or support, or had access to Confidential Information during employment, relating to all product categories and lines of business within the Integer Companies.
(s)“Specified Employee” means an employee who is a “specified employee,” as defined in Section 409A of the Code, on the date of the employee’s Termination of Employment.
(t)“Subsidiary” means any corporation, limited liability company, partnership or other entity in which Integer holds, directly or indirectly, a majority of the value of the outstanding equity securities or a majority of the voting power with respect to the voting securities of such entity.

Change of Control Agreement

(u)“Termination Date” means the date the Executive incurs a Termination of Employment with the Company other than on account of death.
(v)“Termination of Employment,” “separation from service” and terms of similar import mean a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.
2.Change of Control. “Change of Control” means:
(a)Any Person, other than any employee plan established by the Integer Companies, the Integer Companies, an underwriter temporarily holding securities pursuant to an offering of such securities, or an entity owned, directly or indirectly, by stockholders of Integer in substantially the same proportions as their ownership of Integer, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of Integer (not including in the securities beneficially owned by such Person any securities acquired directly from the Integer Companies other than in connection with the acquisition by the Integer Companies of a business) representing 50% or more of the total voting power of the stock of Integer; provided that the provisions of this subsection (a) are not intended to apply to or include as a Change of Control any transaction that is specifically excepted from the definition of Change of Control under subsection (c) below;
(b)a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Integer’s stockholders, was approved by a vote of at least a majority of the members of the Board immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;
(c)the consummation of a merger, amalgamation or consolidation of Integer with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of Integer outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power and total fair market value of Integer’s stock (or, if Integer is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of Integer

Change of Control Agreement

(or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Integer (not including in the securities beneficially owned by such Person any securities acquired directly from the Integer Companies other than in connection with the acquisition by the Integer Companies of a business) representing 50% or more of either the then-outstanding common stock in Integer or the combined voting power and total fair market value of Integer’s then-outstanding voting securities shall not be considered a Change of Control;
(d)the sale or disposition by Integer of all or substantially all of Integer’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from Integer that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Integer immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, (i) no Change of Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the shares of common stock in Integer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Integer immediately prior to such transaction or series of transactions and (ii) no Change of Control shall be deemed to have occurred upon the acquisition of additional control of Integer by any Person that is considered to effectively control Integer. In no event will a Change of Control be deemed to have occurred if the Executive is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change of Control. Notwithstanding any other provision of this Agreement, to the extent necessary to comply with Section 409A of the Code, a “Change of Control” will be considered to have occurred only if the event constitutes a change in control event under Section 409A of the Code.
3.Term of Agreement. This Agreement will be effective from the date hereof and continue in effect for an indefinite term, subject to termination in accordance with the terms and conditions of this Agreement.
4.Cause and Good Reason Termination Procedures. Any termination of the Executive’s employment by the Employer for Cause or by the Executive for Good Reason during the Change of Control Period shall be communicated through a written notice to the other party. A written notice will (i) indicate the specific termination provision in this Agreement and (if applicable) the Contract of Employment or any other relevant policy relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specify the Termination Date. The failure by the Executive or the Employer to set forth in the written notice any fact or circumstance that contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company/the Employer or preclude the Executive or the Company/the Employer from asserting such fact or circumstance in enforcing the Executive’s or the Company/the Employer's rights.

Change of Control Agreement

5.Obligations of the Company upon Termination.
(a)Death. If the Executive’s employment terminates by reason of the Executive’s death during the Change of Control Period, the Company and the Employer shall have no further obligations to the Executive’s legal representatives under this Agreement, other than the following obligations (the amounts described in clauses (i) and (ii), are the “Accrued Obligations”):
(i)payment of the Executive’s base salary through the date of the Executive’s death to the extent not paid (subject to necessary tax and PRSI deductions); and
(ii)payment of any earned but unpaid annual bonus for the most recently completed fiscal year (subject to necessary tax and PRSI deductions).
All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days following the date of the Executive’s death.
(b)Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Change of Control Period, the Company and the Employer shall have no further obligations to the Executive, other than for the Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Termination Date.
(c)Cause or Voluntary Resignation. If the Executive’s employment is terminated by the Employer for Cause during the Change of Control Period, the Company and the Employer shall have no further obligations to the Executive, other than the obligation to pay to the Executive the Executive’s base salary through the Termination Date to the extent unpaid. If the Executive voluntarily terminates employment with the Employer during the Change of Control Period, excluding a termination for Good Reason, the Company and the Employer shall have no further obligations to the Executive, other than for the Accrued Obligations. Any amounts payable to the Executive under this Section 5(c) shall be paid, following necessary deductions for tax and PRSI) to the Executive in a lump sum in cash within 30 days following the Termination Date.
(d)Other Termination: Good Reason. If, during the Change of Control Period, the Employer shall terminate the Executive’s employment other than for Cause, Death or Disability, or the Executive shall voluntarily terminate employment with the Employer for Good Reason:
(i)The Employer shall pay to the Executive the following amounts within 30 days following the Termination Date:
A.all Accrued Obligations;

Change of Control Agreement

B.a lump sum payment equal to two times the sum of the Executive’s annual base salary and the higher of (i) the average annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Employer for less than 12 full months) bonus paid for the three fiscal years immediately preceding the fiscal year in which the Change of Control occurs, or (ii) the Executive’s target annual bonus opportunity pursuant to any annual bonus plan in effect for the fiscal year that includes the Termination Date;
C.a lump sum payment equal to two times the Employer's total contributions to any retirement plan (whether qualified or nonqualified) of the Company in effect on the Termination Date, for the plan year preceding the Termination Date. This payment will be made in cash and will not eliminate the obligation of the Employer to make all scheduled contributions to any retirement plan;
D.a separate lump sum payment equal to the product of (x) 110 percent of the monthly premium (or the equivalent cost of coverage for self-insured benefits) for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for Executive, Executive’s spouse (if any) and dependent children who were covered under the Company or the Employer's medical and prescription drug plans immediately prior to the Termination Date and (y) twenty-four (24);
(ii)the Employer shall pay the Executive up to $25,000 (or the Euro equivalent of same) for executive outplacement services utilized by the Executive; provided however, that such expenses shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis no later than 30 days after presentation by the Executive of a statement or statements, up to a maximum of $15,000 in the first year (and up to a maximum of $10,000 in the second year) following the year in which the Executive’s employment terminates, and further provided that the Executive presents such statement(s) no later than 30 days prior to the end of the calendar year following the calendar year in which such expenses were incurred;
(iii)any stock options, stock appreciation rights (SARs), restricted stock, restricted stock units and other similar equity incentive awards held by the Executive that, as of the Termination Date, remain subject to vesting based solely on the Executive’s continued employment with the Employer shall immediately become vested, exercisable, and freely transferable, as the case may be, as to all or any part of the shares covered by those awards, with the Executive being able to exercise any stock options or SARs for a period of 12 months following the Termination Date or such longer period as may be permitted under the applicable plan documents and related award agreements. Notwithstanding the foregoing, (i) no option or SAR shall be exercisable after the expiration of its term, and (ii) if it is determined that the extension of the right to exercise an option or SAR for a given period of time would violate Section 409A of the Code, the exercise period for the affected options or SARs will be extended only for the maximum period that would not be deemed an extension of a stock right under Section 409A of the Code and related guidance;

Change of Control Agreement

(iv)any stock options, SARs, restricted stock, restricted stock units and other similar equity incentive awards held by the Executive that, as of the Termination Date, remain subject to vesting based all or in part on the satisfaction of one or more performance goals will be governed by the terms of the applicable plan documents and any related award agreements, except that any requirement under the applicable plan documents and any related award agreements for the Executive to remain employed by the Employer through one or more dates following the Termination Date in order to vest in such awards will be deemed satisfied;
(v)save as already provided for pursuant to the Contract of Employment, if, within the 18-month period immediately preceding the Termination Date, the Executive had relocated the Executive’s primary residence from one location (the “Point of Origin”) to its location at the Termination Date at the request of the Company and/or the Employer, then the Employer shall reimburse the Executive in cash within 14 days following receipt of substantiating written receipts for any relocation expenses actually incurred in the 12 months immediately following the Termination Date by the Executive in moving the Executive’s primary residence to any location within 35 miles of the Point of Origin, provided that (A) the relocation expense is directly related to the Executive’s Termination of Employment with the Employer , (B) any written receipts are presented to the Company within 60 days of the date the related relocation expense was incurred by the Executive, and (C) in no event shall the reimbursement made by the Employer exceed the lesser of (1) the original cost of relocating the Executive’s primary residence from the Point of Origin to its location on the Termination Date, or (2) the estimated reasonable cost for such relocation expense as determined by the Company’s relocation service provider, whose determination will be final and binding on the Company and the Executive. Upon written request from the Executive, the Company or the Employer will obtain and provide the Executive with an estimated relocation cost determination from its relocation service provider in advance of any proposed relocation by the Executive.
(vi)The Executive will remain eligible for a prorated annual bonus for the fiscal year that includes the Termination Date based upon the number of days the Executive was employed by the Employer during such fiscal year and the actual level of achievement of the applicable performance goals for such fiscal year, provided that any individual-specific performance goals that are based on qualitative performance factors will be deemed satisfied at target level performance. Any prorated annual bonus will be paid to the Executive at the same time annual bonuses are paid to active employees of the Employer for the fiscal year that includes the Termination Date, but in no event later than March 15th following the calendar year that includes the Termination Date.
(vii)If the Company has not granted any annual long-term stock incentive plan award to the Executive for the fiscal year that includes the Termination Date, the Company will make a lump sum payment in cash to the Executive within 30 days following the Termination Date equal to (A) the grant date fair value of any annual long-term stock incentive plan award granted by the Company to the Executive for the immediately preceding fiscal year, determined in accordance with FASB ASC Topic 718, times (B) a fraction, the numerator of which is the number of full months the Executive was employed by the Company during the fiscal year that includes the Termination Date, and the denominator of which is 36.

Change of Control Agreement

The payment of any amounts and the provision of any benefits described in this Section 5(d), other than the Accrued Obligations, is conditioned on the Executive’s compliance with the terms of this Agreement and the Executive’s timely execution and non-revocation of the General Release and Waiver set forth in Section 8.
6.Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and/or the Employer and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company and/or the Employer. Amounts that are vested benefits or that the Executive otherwise is entitled to receive under any plan, policy, practice or program of the Company and/or the Employer at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.
7.Full Settlement; Legal Fees. The Company and/or the Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations, except as specifically provided otherwise in this Agreement, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action the Company and/or the Employer may have against the Executive or others. The amounts payable to the Executive will not be subject to any requirement of mitigation, nor, except as specifically provided otherwise in this Agreement, will they be offset or otherwise reduced by reason of the Executive’s receipt of compensation from any source other than the Company or the Employer. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement.
8.General Release and Waiver. In exchange for the consideration provided under this Agreement, the Executive agrees to sign a General Release and Waiver of all potential claims on a form provided by the Employer or the Company at the time of separation. If the period in which the Executive may review and revoke the General Release and Waiver begins in one calendar year and ends in a second calendar year, then any amounts or benefits payable under this Agreement that represent nonqualified deferred compensation subject to Section 409A of the Code will not be paid (or begin to be paid) until the second calendar year, provided that in no event will payment of any amount or provision of any benefit commence later than the end of the payment period specified in this Agreement.
9.Taxation.
(a)If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) provided to the Executive in full, or (y) provided to the Executive to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax (the “Cutback Amount”), whichever of the foregoing amounts,

Change of Control Agreement

when taking into account applicable federal, state, local, and foreign income and employment taxes, such Excise Tax, and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or a portion of such Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, reduction shall occur in the following order: (A) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (B) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (C) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (D) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (E) all other non-cash benefits not otherwise described in clause (B) or (D) of this Section 9(a) will be next reduced pro rata. Any reduction in the Payment will be made in a manner consistent with the requirements of Section 409A of the Code.
(b)Any payments and sums referred to in this Agreement are gross and are subject to such deductions as may be required by law.
(c)Integer shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employer and the Executive within fifteen (15) calendar days after the Termination Date (if requested at that time by the Company/the Employer or the Executive). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company/the Employer and the Executive.
10.Non-Competition The Executive agrees that in addition to any restrictions contained in any other agreement between the Executive and the Company or the Employer and as a pre-requisite to entering into this Agreement, some additional restrictions on Executive’s activities during and after Executive’s employment are necessary to protect the goodwill and other legitimate interests of the Integer Companies:

Change of Control Agreement

(a)During the Non-Compete Period, the Executive shall not, directly or indirectly, alone or in conjunction with any other Person (other than the Integer Companies) engage in any Prohibited Activity.
(b)The Executive agrees that, during Executive’s employment with the Employer , Executive will not undertake any outside activity, whether or not competitive with the business of the Integer Companies, that could reasonably give rise to a conflict of interest or otherwise interfere with Executive’s duties and obligations to the Integer Companies, except as otherwise agreed to in writing by the Integer in its sole discretion.
(c)The Executive agrees that, unless another agreement between an Integer Company and the Executive expressly provides, through a direct reference to this Agreement, that any restrictive covenants set forth in that other agreement supersede those in this Agreement, then the restrictive covenants set forth in the other agreement will be in addition to, and not in lieu of, those set forth in this Agreement. Similarly, any restrictive covenants set forth in this Agreement will be in addition to, and not in lieu of, any restrictive covenants set forth in another agreement between an Integer Company and the Executive.
(d)In the event the Executive is employed or otherwise engaged by any other Person following the Termination Date, the Executive agrees to notify, and consents to the notification by the Integer Companies of, such Person of the covenants set forth in this Section 10 and in any other agreement with the Integer Companies.
11.Enforcement of Covenants.
(a)The Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Section 10 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Integer Companies and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that were Executive to breach any of the covenants contained in Section 10 hereof, the damage to the Integer Companies would be irreparable. The Executive therefore agrees that the Integer Companies, in addition to any other remedies available to them, including monetary damages, shall be entitled to preliminary and permanent injunctive relief, a restraining order or other equitable remedies against any breach or threatened breach by the Executive of any of said covenants, in each case without having to post bond. The Executive agrees not to urge in any such action that an adequate remedy exists at law. The parties further agree that, in the event that any provision of Section 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Should the Executive be found to have been in breach of Executive’s noncompetition covenants under this Agreement, the Court shall extend or revise each applicable restraint so as to afford the Integer Companies the full period of restraint contemplated by this Agreement.

Change of Control Agreement

(b)The Executive covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Section 10 in a court of competent jurisdiction, provided that it shall not be a violation of the foregoing for the Executive to challenge whether actions or inactions of the Executive constitute a breach of Section 10, and that the Executive will reimburse the Integer Companies for all costs (including reasonable attorney’s fees) incurred in connection with any action to enforce any of the provisions of Section 10 if either the Integer Companies prevail on any material issue involved in such dispute or if the Executive challenges the reasonableness or enforceability of any of the provisions of Section 10.
(c)The parties to this Agreement agree that Section 10 will be interpreted and construed in accordance with the laws of Ireland and the parties to this Agreement hereby submit to the exclusive jurisdiction of the Irish Courts in respect of any legal actions arising from a breach of Section 10 by the Executive. For the avoidance of doubt, this clause applies only in relation to a legal action arising out of a breach of Section 10 by the Executive and does not impact upon clause 16(c) which governs the legal jurisdiction for all other matters arising under this Agreement.
(d)If a breach of Section 10 occurs after the Termination Date, and in addition to other remedies described above, the Executive shall forfeit a pro rata portion of any benefits, other than the Accrued Obligations, under Sections 5(d)(i) and (ii). For this purpose, the pro rata portion shall be determined by multiplying the payments under those Sections by a fraction, the numerator of which is the number of months remaining to the end of the covenant not to compete or, in the case of a confidentiality agreement that has no term, 36 minus the number of months elapsed from the Termination Date to the date of breach, and the denominator of which is the number of total months in the covenant not to compete, or, in the case of breach of a confidentiality obligation that has no term, 36. If there are not sufficient payments remaining to be paid to the Executive under Sections 5(d)(i) and (ii) to cover the forfeited amount, the Executive agrees to pay promptly to the Company or the Employer an amount that, with any amounts otherwise remaining to be paid, constitutes the forfeiture amount. Upon the Executive’s breach of Section 10, any outstanding stock options, SARs, restricted stock, restricted stock units and other similar equity incentive awards held by the Executive and the Executive’s rights under Sections 5(d)(v), (vi) and (vii) shall terminate and be forfeited at the date of the breach and, to the extent any amounts or benefits were previously realized, received or provided under Sections 5(d)(iii), (iv), (v), (vi) or (vii) whether before or after the occurrence of the breach, the Executive shall pay promptly to the Company the amount of any value realized by the Executive upon the exercise, vesting or settlement of any award pursuant to Sections 5(d)(iii) or (iv) and any payments made pursuant to Sections 5(d)(v), (vi) and (vii).
12.Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of Executive’s obligations hereunder. The Executive will not disclose to or use on behalf of the Integer Companies any proprietary information of a third party without such party’s consent.

Change of Control Agreement

13.Public Announcements. The Executive shall consult with Integer before issuing any press release or otherwise making any public statement with respect to the Integer Companies, this Agreement or any threatened or pending Change of Control, and the Executive shall not issue any such press release or make any such public statement without prior written approval of Integer, except as may be required by applicable law, rule or regulation or any self-regulatory agency requirements, in which event Integer shall have the right to review and comment upon any such press release or public statement prior to its issuance.
14.Arbitration. Except for any proceeding brought in respect of Section 10, any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration to be held in Collin County, Texas, pursuant to the American Arbitration Association (or any successor organization) rules relating to employment disputes and before a panel of three arbitrators. Any award rendered shall be final, conclusive and binding on the parties. Except as provided by applicable law, the Company and the Executive shall equally pay the arbitrators’ fees, arbitration expenses and any other costs unique to the arbitration proceeding. All other costs, expenses and attorneys’ fees shall be borne by the party incurring them.
15.Successors.
(a)This Agreement is personal to the Executive and shall not be assignable by the Executive, except that Executive’s right hereunder following death may be assigned by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon Integer and the Employer and their successors and assigns.
(c)Integer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Integer to assume and expressly agree to perform this Agreement in the same manner and to the same extent that Integer would be required to perform if no such succession had taken place. As used in this Agreement, any reference to “Integer” shall mean Integer and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
16.Miscellaneous.
(a)All notices and other communications given pursuant to this Agreement shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by telex, telecopier or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, FedEx or other overnight delivery service, to the appropriate party at the address given below for such party (or to such

Change of Control Agreement

other address designated by the party in writing and delivered to the other party pursuant to this Section).
If to the Executive:
At the address on file with the Company
If to Integer:
Integer Holdings Corporation
5830 Granite Parkway, Suite 1150
Plano, TX 75024 Attn: Secretary

(b)The Company and/or the Employer shall be entitled to deduct or withhold from any amounts payable under this Agreement all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of this Agreement (including, but not limited to social security contributions and income tax withholdings).
(c)Subject to clause 11(c), this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its principles of conflict of laws. The Executive consents to jurisdiction in Texas and venue in Collin County for purposes of all claims arising under this Agreement. The captions of this Agreement are not part of the provisions and shall have no force or effect. Except as specifically referenced in this Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter, have been made by either party that are not expressly set forth in this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Executive’s or Integer’s failure to insist on strict compliance with any provision in any particular instance shall not be deemed to be a waiver· of that provision or any other provision.
(d)Except as otherwise provided by this Section 16(d), no provision of this Agreement may be waived, modified or amended, orally or by any course of conduct, unless such waiver, modification or amendment is set forth in a written agreement duly executed by the parties or their respective successors and legal representatives. Notwithstanding the foregoing, Integer may unilaterally amend, modify or terminate this Agreement (other than this sentence or the next sentence) at anytime without the Executive’s consent, provided that any adverse reduction in the Executive’s rights under this Agreement may not take effect (i) until the date that is 12 months following the date the Executive is provided written notice of Integer’s unilateral action to amend, modify or terminate the Agreement, (ii) during any period of time when a transaction which would result in a Change of Control is pending or under consideration by the Board, or (iii) at anytime during the Change of Control Period. For the avoidance of doubt, Integer may not unilaterally amend or modify this Agreement to enlarge the Executive’s duties or obligations under this Agreement without the Executive’s written consent.

Change of Control Agreement

17.Section 409A of the Internal Revenue Code.
(a)Notwithstanding anything in this Agreement to the contrary, if an amount hereunder is subject to, and not exempt from, Section 409A of the Code and the Executive is a Specified Employee on the Termination Date, the Executive shall not receive any amount or benefit on account of Executive’s Termination of Employment before the date which is six months after the Termination Date, or, if earlier, upon the Executive’s death. If an amount must be deferred, the first payment shall include an amount equal to the sum of the payments which would have been paid to the Executive but for the payment deferral mandated pursuant to Section 409A(a)(2)(B)(i) of the Code on the first day of the month following the mandated deferral period.
(b)Any reimbursement of expenses or in-kind benefits provided under this Agreement subject to, and not exempt from, Section 409A of the Code shall be subject to the following additional rules: (a) any reimbursement of eligible expenses shall be paid as they are incurred and shall always be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expenses were incurred; provided that the Executive first provides documentation of such expenses in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(c)To the extent applicable, it is intended that this Agreement and any amounts or benefits provided hereunder comply with the provisions of Section 409A of the Code, and this Agreement shall be interpreted and administrated in accordance with this intent. Notwithstanding any other provision of this Agreement, Integer does not make any representations that any amounts or benefits provided for by this Agreement are exempt from or compliant with Section 409A of the Code, and the Integer Companies shall not be liable to the Executive or any other Person for any adverse tax consequences under Section 409A or any other provision of the Code.

Change of Control Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE EXECUTIVE: THE COMPANY	Name: Title: INTEGER HOLDINGS CORPORATION
THE EMPLOYER:	________________________________________ Name: Joseph W. Dziedzic Title: President & Chief Executive Officer LAKE REGIONAL MEDICAL LIMITED Name: Title:

Change of Control Agreement